Exhibit 10.3

January 11, 2011

Chris A. Raanes

Re: AMENDED AND RESTATED EMPLOYMENT TERMS

Dear Chris,

Accuray Incorporated (the “Company”) is pleased to offer you continued employment as the Senior Vice President, Chief Operating Officer of the Company on the terms and conditions set forth in this employment agreement (the “Agreement”), effective as of January 1, 2011 (the “Effective Date”). This letter amends and restates in its entirety your previous employment agreement, dated as of October 22, 2008 (the “Previous Employment Agreement”). You and the Company mutually agree to have the following terms govern your continued employment.

1.        TERM.  The employment relationship between you and the Company will be at-will.  You and the Company will have the right to terminate the employment relationship at any time and for any reason whatsoever, with or without cause, and without any liability or obligation except as may be expressly provided herein.

The term of this agreement (the “Term”) shall be two (2) years, measured from the Effective Date. Upon the expiration of this Agreement the provisions contained herein, with the exception of Change of Control provisions, shall have no further force or effect and your employment, if extended at the sole discretion of the Company, will continue to be at-will and any terms associated with such employment shall be embodied in a written employment agreement signed by both parties. For purposes of this Agreement the definition of “Term” shall include any extensions of the Term.

The term of the Change of Control provisions provided for in this Agreement (the “Change of Control Term”) shall be three (3) years, measured from the Effective Date; however should the Company and employee enter into a new agreement after the Term expires the Change of Control provisions shall also automatically terminate and be superseded by the terms in such new agreement. Any extension of the Term of this Agreement shall also extend the term of the Change in Control provisions by an equal amount.

2.        POSITION, DUTIES AND RESPONSIBILITIES.  During the Term of this Agreement, the Company will employ you, and you agree to be employed by the Company, as the Senior Vice President, Chief Operating Officer.  In this capacity you will have such duties and responsibilities as are normally associated with such position and will devote your full business time and attention serving the Company in such position.  Your duties may be changed from time to time by the Company, consistent with your position.  You will report to the Chief Executive Officer of the Company (the “CEO”) of the Company, and will work full-time at our principal offices located at 1310 Chesapeake Terrace, Sunnyvale, California 94089 (or any other location the Company may utilize as its principal offices), except for travel to other locations as may be necessary to fulfill your responsibilities.

3.        BASE COMPENSATION.  During the Term, the Company will pay you a base salary of $353,286 per year, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices and prorated for any partial month of employment.  Your base salary may be subject to increase pursuant to the Company’s policies as in effect from time to time.

4.        ANNUAL BONUS.  In addition to the base salary set forth above, during the Term, you will be eligible to participate in the Company’s executive bonus plan applicable to similarly situated executives of the Company.  The amount of your annual bonus will be based on the attainment of performance criteria established and evaluated by the Company in accordance with the terms of such bonus plan as in effect from time to time, provided that, subject to the terms of such bonus plan, your target (but not necessarily maximum) annual bonus shall be 65% of your base salary actually paid for such year.

In accordance with the terms of such bonus plan, payment of each bonus shall be made in a single lump-sum cash payment not later than the last day of the applicable two and one-half (2 ½) month short-term deferral period with respect to such bonus payment, within the meaning of Treasury Regulation Section 1.409A-1(b)(4).

5.        EQUITY COMPENSATION

(a)     STOCK OPTIONS.  As a part of your overall compensation, you may be granted the option to purchase shares of Accuray common stock (“Options”) at a per share exercise price equal to the fair market value of a share of our common stock on the date of the grant (the “Grant Date”), as determined in accordance with the Accuray Incorporated 2007 Incentive Award Plan (the “Incentive Plan”). All Options are subject to and conditioned on approval of the grant and its terms by the Compensation Committee.  Subject to your continued employment, Options will vest with respect 1/48th of the shares subject thereto on each monthly anniversary, such that the entire Option would be entirely vested on the fourth anniversary of the Grant Date.  All Options are subject to the terms and conditions of the Incentive Plan and a stock option agreement in a form prescribed by Accuray (the “Option Agreement”), which you will be required to sign as a condition to receiving the Option.

(b)    RESTRICTED STOCK UNITS.  Additionally, the Compensation Committee of the Board of Directors may grant you restricted stock units (“RSUs”) in accordance with the Company’s Incentive Plan.  Subject to the your continued service as an Employee through the applicable vesting date, twenty-five percent (25%) of the RSUs shall vest on the first anniversary of the Grant Date and an additional twenty-five percent (25%) of the RSUs shall vest on each of the second, third and fourth anniversaries of the Grant Date.  Payment in respect of any vested RSUs will be made to you in whole shares of our common stock as soon as practicable after the applicable vesting date, but in no event later than 60 days after such vesting date.  Consistent with the foregoing, the terms and conditions of each RSU shall be set forth in a RSU grant agreement (“RSU Agreement”) to be entered into by the Company and you which shall evidence the terms of each RSU.

(c)     Your current Options and RSUs as of the date of this letter are listed on Exhibit A.

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6.        BENEFITS AND PAID TIME OFF.  During the Term, you will be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time which are applicable to other similarly situated executives of the Company, subject to the terms and conditions thereof.  During the Term, you will also be eligible for standard benefits, such as medical, vision and dental insurance, paid time off, and holidays to the extent applicable generally to other similarly situated executives of the Company, subject to the terms and conditions of the applicable Company plans or policies.  The benefits described in this Section 6 will be subject to change from time to time as deemed appropriate and necessary by the Company.

7.        TERMINATION OF EMPLOYMENT.

(a)     If during the Term of this agreement, you incur a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”) by reason of (i) a termination of your employment by the Company other than for Cause (as defined below), death or disability, or  (ii) the failure of the Company to either (A) extend the term of this Agreement, or (B) prior to the lapse of the term of this Agreement, offer you an employment agreement with a term of at least two years containing severance provisions that are comparable to the median severance benefits for similarly situated executives in the peer group then used by the Compensation Committee of the Board for the purpose of benchmarking executive compensation, as determined by the Compensation Committee in its sole reasonable discretion (iii) a termination of your employment by you for Good Reason (as defined below), and provided that you execute a general release of claims in a form prescribed by the Company in a form substantially similar to Exhibit B hereto (the “Release”) within twenty-one (21) days (or, if required by applicable law, forty-five (45) days) after the date of such Separation from Service (the “Separation Date”) and you do not revoke such Release, and further subject to Section 16(b) below, then, in addition to any other accrued amounts payable to you through the Separation Date (earned but unpaid bonus and paid time off), the Company will, on the sixtieth (60th) day after the Separation Date, pay you a lump-sum severance payment (the “Severance Payment”) in an amount equal to (x) eight (8) months of your annual base salary as in effect immediately prior to the Separation Date; plus (y) eight (8) months of your target annual bonus for the fiscal year of the Company in which such Separation from Service occurs; plus (z) an eight (8) month health benefit equivalent, which shall be twice the amount that you would be required to pay to continue your group health coverage for the eight (8) month period following the Separation from Service, payable whether or not you elect COBRA. The Company will also provide you with outplacement assistance in accordance with its then current policies and practices with respect to outplacement assistance for other similarly situated executives of the Company.

(b)    If a Change of Control (as defined in Exhibit C hereto) occurs during the Term of this agreement and if within the three (3) months before and the twelve (12) months after the effective date of the Change of Control, you incur a Separation from Service by reason of (i) a termination of your employment by the Company other than for Cause, death or disability, or (ii) a termination of your employment by you for Good Reason, then, subject to Section 16(b) below, and provided that you execute a general release of claims in a form prescribed by the Company within twenty-one (21) days (or, if required by applicable law, forty-five (45) days) after the Separation from Service and you do not revoke such Release, and further subject to Section 16(b) below, then in addition to any other accrued amounts payable to you through the Separation Date (earned but unpaid bonus and paid time off), the Company will, on the sixtieth

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(60th) day after the Separation Date, pay you a lump-sum severance payment (the “CoC Cash Severance Payment”) in an amount equal to the sum of (x) twenty-four (24) months of your annual base salary as in effect immediately prior to the Separation Date; plus (y) two hundred percent (200%) of your target annual bonus for the fiscal year of the Company in which such Separation from Service occurs; plus (z) a twenty-four (24) month health benefit equivalent, which shall be twice the amount that you would be required to pay to continue your group health coverage for the twenty-four (24) month period following the Separation from Service, payable whether or not you elect COBRA. In addition to the CoC Cash Severance Benefits described above, each of your then outstanding Options and RSUs shall become fully vested and exercisable immediately prior to the Separation Date. The Company will also provide you with outplacement assistance in accordance with its then current policies and practices with respect to outplacement assistance for other similarly situated executives of the Company, but in no event later than through the end of the year following the year in which your Separation from Service occurs. For clarity, under Change of Control this paragraph (b) shall be in lieu of any similar payments or benefits described above in paragraph (a) of this Section 7.

(c)     Notwithstanding the foregoing, your right to receive the payments and benefits set forth in this Section 7 is conditioned on and subject to your execution and non-revocation of the Release.  In no event shall you or your estate or beneficiaries be entitled to any of the payments or benefits set forth in this Section 7 upon any termination of your employment by reason of your total and permanent disability or your death.

(d)    For purposes of this letter:

i)    “Cause” shall mean (i) your commission of a felony, (ii) your commission of a crime involving moral turpitude or your commission of any other material act or material omission involving dishonesty, disloyalty, breach of fiduciary duty or fraud with respect to the Company or any of its subsidiaries or any of their customers or suppliers,  (iii) the violation of Accuray’s written Code of Conduct and Ethics that was provided to you, as determined in the Company’s reasonable sole discretion, (iv) the violation of the Foreign Corrupt Practices Act (the “FCPA”), (v) your material failure to perform the normal and customary duties of your position with the Company as reasonably directed by the Company, provided, that any of the acts or omissions described in the foregoing clauses are not cured to the Company’s reasonable satisfaction within thirty (30) days after written notice thereof is given to you; and

ii)   “Good Reason” shall mean the occurrence of any one or more of the following events without your prior written consent:  (i) a material diminution by the Company of your duties and responsibilities hereunder; (ii) a material change in the geographic location at which you must perform services under this letter, provided that in no event will a change to a location within a 35 mile radius of the Company’s Sunnyvale corporate headquarters be deemed material for purposes of this clause; or (iii) a material diminution by the Company of your annual base salary, each as in effect on the date hereof or as the same may be increased from time to time; provided, however, that a termination of your employment by you shall only constitute a termination for “Good Reason” hereunder if (a) you provide the Company with written notice setting forth the specific facts or circumstances constituting Good Reason within thirty (30) days after date you become aware of the existence of such facts or circumstances, (b) the Company has failed to cure such facts or circumstances within thirty (30) days after receipt of such written notice, and (c) the Separation Date

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occurs no later than seventy-five (75) days after the initial occurrence of the event constituting Good Reason.

8.        CODE SECTION 280G.

(a)     In the event it shall be determined that any payment or distribution to you or for your benefit which is in the nature of compensation and is contingent on a change in the ownership or effective control of the Company or the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2) of the Code), whether paid or payable pursuant to this letter or otherwise (a “Payment”), would constitute a “parachute payment” under Section 280G(b)(2) of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (together with any interest or penalties imposed with respect to such excise tax, the “Excise Tax”), then the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by you shall exceed the net after-tax benefit received by you if no such reduction was made.  If a reduction in Payments is necessary, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced.

(b)    All determinations required to be made under this Section 8 shall be made by such nationally recognized accounting firm as may be selected by the Audit Committee of the Board of Directors of the Company as constituted immediately prior to the change in control transaction (the “Accounting Firm”), provided, that the Accounting Firm’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code.  The Accounting Firm shall provide its determination, together with detailed supporting calculations and documentation, to you and the Company within 15 business days following the date of termination of your employment, if applicable, or such other time as requested by you (provided that you reasonably believe that any of the Payments may be subject to the Excise Tax) or the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.

9.        RESTRICTIVE COVENANTS.

(a)     As a condition of your employment with the Company, you agree that during the Term and thereafter, you will not directly or indirectly disclose or appropriate to your own use, or the use of any third party, any trade secret or confidential information concerning the Company or its subsidiaries or affiliates (collectively, the “Company Group”) or their businesses, whether or not developed by you, except as it is required in connection with your services rendered for the Company.  You further agree that, upon termination of your employment, you will not receive or remove from the files or offices of the Company Group any originals or copies of documents or other materials maintained in the ordinary course of business of the Company Group, and that you will return any such documents or materials otherwise in your possession.  You further

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agree that, upon termination of your employment, you will maintain in strict confidence the projects in which any member of the Company Group is involved or contemplating.

(b)    You further agree that during the Term and continuing through the first anniversary of the date of termination of your employment, you will not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing business with any member of the Company Group to terminate their employment, agency, or other relationship with the Company Group or such member or to render services for or transfer their business from the Company Group or such member and you will not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(c)     While employed by the Company, you agree that you will not engage in any business activity in competition with any member of the Company Group nor make preparations to do so.

(d)    Upon the termination of your relationship with the Company, you agree that you will promptly return to the Company, and will not take with you or use, all items of any nature that belong to the Company, and all materials (in any form, format, or medium) containing or relating to the Company’s business.

(e)     In recognition of the facts that irreparable injury will result to the Company in the event of a breach by you of your obligations under Sections 9(a), (b), (c) or (d) above, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefore, you acknowledge, consent and agree that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by you.

10.      COMPANY RULES AND REGULATIONS.  As an employee of the Company, you agree to abide by Company policies, procedures, rules and regulations as set forth in the Company’s Employee Handbook, Code of Conduct and Ethics, or as otherwise promulgated.  In addition, as a condition of your employment, you will be required to complete, sign, return, and abide by the Employee Confidentiality and Inventions Agreement.

11.      WITHHOLDING.  The Company may withhold from any amounts payable under this letter such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

12.      ARBITRATION.  Except as set forth in Section 9(e) above, any disagreement, dispute, controversy or claim arising out of or relating to this letter or the interpretation of this letter or any arrangements relating to this letter or contemplated in this letter or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in Santa Clara County, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes.  Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings.  The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law.  The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal

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Rules of Civil Procedure.  Judgment upon the award may be entered in any court having jurisdiction thereof.  Each party shall pay his or its own attorneys’ fees and expenses associated with such arbitration to the extent permitted by applicable law, except that the Company shall pay all JAMS arbitration fees, including, but not limited to, the arbitrator’s fees and all other administrative fees and costs in excess of the amount of court filing fees that would be required if the dispute were decided in a court of law.

13.      ENTIRE AGREEMENT.  As of the Effective Date, this letter along with any applicable Option Agreement and RSU Agreement constitutes the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to you by any member of the Company Group.

14.      SEVERABILITY.  Whenever possible, each provision of this letter will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this letter is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this letter, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

15.      ACKNOWLEDGEMENT.  You hereby acknowledge (a) that you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this letter, and have been advised to do so by the Company, and (b) that you have read and understand this letter, are fully aware of its legal effect, and have entered into it freely based on your own judgment.

16.      SECTION 409A OF THE CODE.

(a)     The payments and benefits under this letter are intended to comply with or be exempt from the application of Section 409A of the Code so that none of the payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted to so comply.   Notwithstanding any provision of this letter to the contrary, in the event that the Company determines that any payments or benefits payable hereunder may be subject to Section 409A of the Code, the Company may (without any obligation to do so or to indemnify you for failure to do so) adopt such amendments to this letter or take any other actions that the Company determines are necessary or appropriate to (a) exempt such payments and benefits from Section 409A of the Code in order to preserve the intended tax treatment of such payments or benefits, or (b) comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder.  To the extent that any payments or benefits under this letter are deemed to be subject to Section 409A of the Code, this letter will be interpreted in accordance with Section 409A of the Code and Department of Treasury Regulations and other interpretive guidance issued thereunder. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Department of Treasury Regulations.

(b)    Notwithstanding anything to the contrary in this letter, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 7 above, shall be paid to you during the six (6)-month period following your Separation from Service to the extent that paying such amounts at the time or times indicated in this letter would result in a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code.  If the payment of any such

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amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period  (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such six-month period.

(c)     To the extent that any reimbursements or corresponding in-kind benefits provided to you under this letter are deemed to constitute compensation to you, such amounts will be paid or reimbursed reasonably promptly, but not later than March 15 of the year following the year in which the expense was incurred.  The amount of any such payments or expense reimbursements in one year will not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other taxable year, and your right to such payments or reimbursement of any such expenses will not be subject to liquidation or exchange for any other benefit.

[SIGNATURE PAGE FOLLOWS]

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Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this letter in the space provided below for your signature and returning it to Darren Milliken, Senior Vice President, General Counsel.  Please retain one fully-executed original for your files.

Sincerely,

ACCURAY INCORPORATED,
a Delaware Corporation

		By:	/s/ Euan Thomson
		Name:	Euan Thomson, Ph.D.
		Title:	President & Chief Executive Officer

		By:	/s/ Darren J. Milliken	2-2-11
		Name:	Darren J. Milliken
		Title:	Senior Vice President, General Counsel

Accepted and Agreed,

By:	/s/ Chris Raanes
Chris Raanes

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EXHIBIT A — Equity Grant Summary

Personnel Grant Status	Accuray Incorporated	File:	Optstmt
	ID: 20-8370041	Date:	12/14/2010
	1310 Chesapeake Terrace	Time:	4:40:42PM
Sunnyvale, CA 94089

AS OF 12/14/2010

Chris Raanes

AWARDS

	Grant										Next Deferral
Number	Date	Plan	Type	Granted	Price	Released	Vested	Cancelled	Unvested	Deferred	Release Date
00001566	8/31/2007	2007	RSU	10,000.00	$0.00000	7,500.00	7,500.00	0.00	2,500.00	0.00
00003040	8/31/2010	2007	RSU	13,300.00	$0.00000	0.00	0.00	0.00	13,300.00	0.00
				23,300.00		7,500.00	7,500.00	0.00	15,800.00	0.00

STOCK OPTIONS

	Grant
Number	Date	Plan	Type	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable
00000496	12/2/2002	1998	ISO	360,000.00	$0.75000	152,000.00	360,000.00	0.00	0.00	208,000.00	208,000.00
00000600	8/27/2003	1998	ISO	120,000.00	$0.75000	100,000.00	120,000.00	0.00	0.00	20,000.00	20,000.00
00000706	8/10/2004	1998	ISO	68,750.00	$2.50000	0.00	68,750.00	0.00	0.00	68,750.00	68,750.00
00000707	8/10/2004	1998	NQ	51,250.00	$2.50000	26,000.00	51,250.00	0.00	0.00	25,250.00	25,250.00
00000792	11/7/2005	1998	ISO	22,448.00	$4.38000	0.00	22,448.00	0.00	0.00	22,448.00	22,448.00
00000793	11/7/2005	1998	NQ	37,552.00	$4.38000	0.00	37,552.00	0.00	0.00	37,552.00	37,552.00
00000998	8/23/2006	1998	ISO	17,018.00	$9.50000	0.00	17,018.00	0.00	0.00	17,018.00	17,018.00
00001561	8/31/2007	2007	NQ	60,000.00	$13.83000	0.00	51,250.00	0.00	8,750.00	60,000.00	51,250.00
00002179	8/29/2008	2007	NQ	85,000.00	$8.25000	0.00	51,354.00	0.00	33,646.00	85,000.00	51,354.00
00002623	8/31/2009	2007	NQ	90,000.00	$6.41000	0.00	25,714.00	0.00	64,286.00	90,000.00	25,714.00
00003039	8/31/2010	2007	NQ	40,000.00	$6.58000	0.00	1,667.00	0.00	38,333.00	40,000.00	1,667.00
C0000998	8/23/2006	1998	NQ	82,982.00	$9.50000	0.00	82,982.00	0.00	0.00	82,982.00	82,982.00
				1,035,000.00		278,000.00	889,985.00	0.00	145,015.00	757,000.00	611,985.00

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EXHIBIT B — General Release Template

GENERAL RELEASE AND SEPARATION AGREEMENT

This General Release and Separation Agreement (hereafter “Agreement”) is entered into between                                (the “Executive”), and Accuray Incorporated (the “Company”), effective on the eighth calendar day following the Executive’s signature (the “Effective Date”), unless he/she revokes his/her acceptance in accordance with the terms of Section 6(b), below.

WHEREAS, the Executive was                                                                  of the Company, pursuant to the terms of the original employment offer letter dated                                (the “Employment Agreement”);

WHEREAS, the Executive resigned effective                                       ; and

WHEREAS, the Company and the Executive now wish to document the termination of their employment relationship and fully and finally to resolve all matters between them;

THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, the Executive and the Company hereby agree as follows:

1.             Resignation of Employment.  The Executive confirms his/her resignation of his/her employment and of his/her position as an officer of the Company effective                                                   (the “Resignation Date”).  The parties hereby acknowledge and agree that the Executive’s resignation of employment constitutes a “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”).  As of the Resignation Date, the Employment Agreement shall automatically terminate and be of no further force and effect, and neither the Company nor the Executive shall have any further obligations thereunder, except as expressly provided herein.  Notwithstanding the foregoing, the Company shall be obligated to Executive for severance payments and continuation of benefits as contemplated by Section 7 of the Employment Agreement and as set forth in Section 3 below.

2.             Payment of Accrued Wages and Expenses.  The Executive acknowledges receipt, on the Resignation Date, of an amount equal to all accrued wages through the Resignation Date, including accrued, unused vacation and/or paid time off, less applicable taxes and other authorized withholding (apart from the Executive’s bonus for the current fiscal year, which will be paid in accordance with the regular terms of the Company Bonus Plan). The Executive shall also be promptly reimbursed for all expenses incurred by him on behalf of the Company, so long as they are submitted on or before                                          for reimbursement and they are in accordance with the Company’s expense reimbursement policies.

3.             Cash Severance Benefits and COBRA Premiums.  The Executive agrees that, except as set forth in this Agreement, he/she is entitled to no additional pay or benefits in conjunction with the termination of his/her employment.  Subject to Section 22(b) of this Agreement, the Company shall pay to the Executive, in a lump-sum, cash severance in the gross amount of                            (the “Severance Payment”), which the parties acknowledge and agree represents the amount of the “Severance Payment” calculated under, and as defined in, Section 7 of the Employment Agreement, consisting of:

1.	Salary:	$
2.	Bonus (if applicable)	$
3.	Health Benefit (if applicable)	$

The Severance Payment shall be paid net of applicable taxes and other authorized withholding.

4.             Stock Options and Restricted Stock Units.  The Executive acknowledges that as of the Resignation Date, the Executive was vested in Stock Options and Restricted Stock Units (“RSUs”) as reflected in the report attached as Exhibit A hereto. Except as specifically set forth herein, the Executive’s rights with respect to Stock Options and RSUs issued to him/her are governed by the Stock Option and Restricted Stock Unit Agreements entered into between the Executive and the Company, and the applicable Company equity incentive plan(s) and Notice(s) of Grant.

5.             Outplacement Assistance.  The Company will pay for outplacement assistance for the Executive in an amount not to exceed $                                              , provided that the Executive begins such outplacement assistance with Accuray’s outplacement provider on or before                           . Accuray’s outplacement service provider will bill Accuray directly and there is no cash value to this benefit.

6.             General Release of Claims by the Executive.

(a)           The Executive, on behalf of himself/herself and his/her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, executives, attorneys, agents and representatives, and executive benefit plans in which the Executive is or has been a participant by virtue of his/her employment with the Company, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which the Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the Resignation Date, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever the Executive’s employment by the Company or the separation thereof, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Executive Retirement Income Security Act, the Family and Medical Leave Act, and similar state or local statutes, ordinances, and regulations, including, without limitation, the California Family Rights Act, the California Fair Employment and Housing Act and the California Labor Code.

Notwithstanding the generality of the foregoing, the Executive does not release the following claims and rights:

(i)            Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)           Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

(iii)          The Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that the Executive does release his/her right to secure damages for any alleged discriminatory treatment;

(iv)          The Executive’s rights under the Indemnification Agreement between Company and Executive and under applicable law (including California Labor Code Section 2802), the General Corporation Law of Delaware and the Company’s D&O policy to seek indemnity for acts committed, or omissions, within the course and scope of the Executive’s employment duties; and

(v)           Claims for breach of this Separation Agreement.

(b)           In accordance with the Older Workers Benefit Protection Act of 1990, the Executive acknowledges that he/she is aware of the following:

(i)            This Section and this Agreement are written in a manner calculated to be understood by the Executive.

(ii)           The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which the Executive signs this Agreement.

(iii)          This Agreement provides for consideration in addition to anything of value to which the Executive is already entitled.

(iv)          The Executive has been advised to consult an attorney before signing this Agreement.

(v)           The Executive has been granted forty-five (45) [twenty one (21)] days after he/she is presented with this Agreement to decide whether or not to sign this Agreement.  If the Executive executes this Agreement prior to                              he/she does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the period.

(vi)          The Executive has the right to revoke this general release within seven (7) days of signing this Agreement.  In the event this general release is revoked, this Agreement will be null and void in its entirety, and the Executive will not receive the benefits of this Agreement.

If the Executive wishes to revoke this agreement, he/she must deliver written notice stating that intent to revoke, in accordance with the notice provisions of Section 17 of this Agreement, on or before 5:00 p.m. on the seventh (7th) day after the date on which the Executive signs this Agreement.

7.             The Company’s Release of Claims.  Nothing herein shall release or discharge any Claim by the Company against the Executive, or the right of the Company to bring any action, legal or otherwise, against the Executive as a result of any failure by him to perform his/her obligations under this Agreement, or as a result of any acts of intentional misconduct or recklessness (including, but not limited to, fraud, embezzlement, misappropriation, or other malfeasance).

8.             Waiver of Rights Under California Civil Code Section 1542.  The Company and the Executive acknowledge that they have been advised of and are familiar with the provisions of California

Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his/her or her favor at the time of executing the release, which if known by him or her must have materially affected his/her or her settlement with the debtor.”

Being aware of said code section, the Company and the Executive hereby expressly waive any rights they may have thereunder, as well as under any other statutes or common law principles of similar effect; provided, however, that such waiver is not intended to affect claims expressly preserved under the terms of the parties’ respective releases.

9.             Nondisparagement.  The Executive agrees that neither he/she nor anyone acting by, through, under or in concert with him shall disparage or otherwise communicate negative statements or opinions about the Company, its Board members, officers, executives or business.  The Company agrees that neither its Board members nor executive officers shall disparage or otherwise communicate negative statements or opinions about the Executive.

10.           Restrictive Covenants.  The Executive acknowledges his/her continuing obligations, pursuant to Section 9(a), (b) and (d) of the Employment Agreement.

11.           Cooperation.  The Executive agrees to give reasonable cooperation, at the Company’s request, in any pending or future litigation or arbitration brought against the Company and in any investigation that the Company or any government entity may conduct.  The Company shall reimburse the Executive for all out of pocket expenses reasonably incurred by him in compliance with this Section 11. For his/her part, Executive agrees to submit a reimbursement for such out of pocket expenses within thirty (30) days after they have been incurred.

12.           Executive’s Representations and Warranties.  The Executive represents and warrants that:

(a)           He/she has been paid all wages owed to him by the Company, including all accrued, unused vacation and/or paid time off, as of the date of execution of this Agreement;

(b)           As of the date of execution of this Agreement, he/she has not sustained any injuries for which he/she might be entitled to compensation pursuant to California’s Workers Compensation law;

(c)           The Executive has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will he/she do so in the future, except as specifically allowed by this Agreement.

13.           Confidential Information; Return of Company Property.

(a)           The Executive hereby expressly confirms his/her continuing obligations to the Company pursuant to Section 9(a) of the Employment Agreement, and pursuant to the Employee Invention Assignment and Confidentiality Agreement executed by the Executive, a copy of which is attached as Exhibit B and incorporated herein by reference.

(b)           The Executive shall deliver to the Company within five days of the Resignation Date, all originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company and its customers’, business plans, marketing strategies, products, processes or business of any kind, and all originals and copies of documents that contain proprietary information or trade secrets of the Company that are in the possession or control of the Executive or his/her agents or representatives.

(c)           The Executive shall return to the Company within five days of the Resignation Date all equipment of the Company in his/her possession or control. The Executive may however keep his/her Company issued laptop computer and cellular phone. Accuray will remove all Company licensed software and Confidential information before delivering possession.

14.           Taxes.  To the extent any taxes may be payable by the Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, the Executive agrees to pay them himself/herself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments.

15.           In the Event of a Claimed Breach.  All controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved by final and binding arbitration before a single neutral arbitrator in San Jose, California, in accordance with the applicable dispute resolution rules of the Judicial Arbitration and Mediation Service (“JAMS”). The arbitration shall be commenced by filing a demand for arbitration with JAMS within 60 (sixty) days after the filing party has given notice of such breach to the other party.  The arbitrator shall have authority to award the prevailing party attorneys’ fees and expert fees, if any.  Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under Sections 13(a) and (b) hereof, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law.  Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Sections 13(a) and (b) of this Agreement, neither of the parties hereto shall raise the defense that there is an adequate remedy at law.

16.           Choice of Law.  This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

17.           Notices.  All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by facsimile or overnight courier, addressed as follows:

(a)           If to the Company:

Accuray Incorporated

Attn:  General Counsel

1310 Chesapeake Terrace

Sunnyvale, CA  94089

Phone:  408-716-4600

Fax:  408-716-4747

(b)           If to the Executive:

18.           Severability.  Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, the parties intend that such provision be limited or modified so as to make it enforceable, and if such provision cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect.  If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters.  This paragraph shall not operate, however, to sever the Executive’s obligation to provide the binding release to all entities intended to be released hereunder.

19.           Understanding and Authority.  The parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.

20.           Integration Clause.  This Agreement, the Employment Agreement, and the Employee Invention Assignment and Confidentiality Agreement contain the entire agreement of the parties with regard to the matters referenced herein and supersede any prior agreements as to such matters. This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by the Executive and the Chief Executive Officer of the Company.   The Indemnification Agreement between the Company and the Executive shall not be affected by the existence of this Agreement, including this Section 20 hereof, and shall remain in full force and effect.

21.           Execution in Counterparts.  This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document.

22.           Section 409A of the Code.

(a)           The payments and benefits under this Agreement are intended to be exempt from the application of Section 409A of the Code.  To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury Regulations and other interpretive guidance issued thereunder.  Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any such compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company may, with the Executive’s prior written consent, adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

(b)           Notwithstanding anything to the contrary in this Agreement, no payment or benefits, including without limitation the amount payable under Section 3 hereof, shall be paid to the Executive during the six (6) month period following the Executive’s Separation from Service if the Company determines that paying such amount at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amount is delayed as a result of the previous sentence, then on the first business day following the end of such six (6) month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Executive’s death), the

Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.

(c)           To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A and the six (6) month delay requirement under 409A(a)(2)(B)(i) of the Code to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code.

(d)           To the extent that any reimbursements or corresponding in-kind benefits provided to the Executive under this Agreement, including, without limitation under Section 2 or Section 11 hereof, are deemed to constitute compensation to the Executive, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred.  The amount of any such payments or expense reimbursements in one year shall not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

The parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all parties.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing on the dates shown below.

EXECUTIVE NAME	ACCURAY INCORPORATED

Executive Name	Company Officer

Date	Date

EXHIBIT C

For purposes of this letter, “Change of Control” means and includes each of the following:

(a)         A transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)         During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause (a) or clause (c) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)         The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)            Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)           After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d)           The Company’s stockholders approve a liquidation or dissolution of the Company.